Exhibit 99.1

NEWS RELEASE

Immediate Release

CONTACTS:

Investors:	Bernie Hertel, Inovio Pharmaceuticals, 858-410-3101, bhertel@inovio.com
Media:	Jeff Richardson, Inovio Pharmaceuticals, 267-440-4211, jrichardson@inovio.com

Inovio Pharmaceuticals Appoints DNA Immunotherapy Pioneer

David B. Weiner, Ph.D., to its Board of Directors

PLYMOUTH MEETING, Pa. – March 11, 2016 – Inovio Pharmaceuticals, Inc. (NASDAQ: INO) announced today that David B. Weiner, Ph.D., recognized in scientific circles as the “father of DNA vaccines and immunotherapies,” has been appointed to Inovio’s Board of Directors. Dr. Weiner was co-founder with J. Joseph Kim, Ph.D., Inovio’s CEO, of VGX Pharmaceuticals in 2000; via merger VGX later became Inovio Pharmaceuticals. Dr. Weiner will continue to serve as Chair of the company’s Scientific Advisory Board, a position he has held since the formation of the company in 2000.

Dr. Weiner recently joined The Wistar Institute, the nation’s first independent biomedical research institute, NCI-designated Cancer Center, and an international leader in cancer, immunology and infectious disease research, as Executive Vice President, Director of its Vaccine Center, and the W. W. Smith Charitable Trust Endowed Professorship in Cancer Research. On March 1, Dr. Weiner retired as Emeritus Professor, Department of Pathology & Laboratory Medicine at the University of Pennsylvania and Chair of the Gene Therapy and Vaccine Program at the University’s Perelman School of Medicine.

Dr. J. Joseph Kim, Inovio’s President and CEO, said, “Innovation is central to our company and its potential. While our board has deep expertise in corporate development and product commercialization, a strategic perspective on key scientific and competitive trends is important to guide critical corporate strategy and investment decisions. David’s achievements have recast how we now think of vaccines – as treatments and cures versus solely methods of disease prevention – and significantly advanced the potential for paradigm-shifting immunotherapies. His knowledge and judgment will be invaluable to Inovio as we continue to advance differentiated immunotherapy technology to become valuable medicines.”

Dr. Weiner is a world-renowned leader in immunology as well as gene vaccines and immunotherapy. He has more than 350 peer-reviewed publications in scientific journals, including mainstream scientific journals such as Scientific American, and has been designated by the Institute for Scientific Information as one of the top-cited scientists in the world. An inventor of more than 100 issued and pending US patents, Dr. Weiner has received numerous honors including election as a fellow to the American Association for the Advancement of Science in 2011 and the International Society for Vaccines in 2012. He was the recipient of the NIH Director’s Transformative Research Award and received the Vaccine Industry Excellence Award for Best Academic Research Team in 2015 at the World Vaccine Congress. Weiner was honored with the prestigious Hilleman Lectureship in 2015 at the Children’s Hospital of Philadelphia Grand Rounds session and received a Stone Family Award from Abramson Cancer Center for his groundbreaking work on DNA vaccines for cancer immune therapy.

David Weiner holds a Ph.D. in developmental biology from the University of Cincinnati College of Medicine, an M.S. in biology from the University of Cincinnati. and a B.S. in biology from SUNY at Stony Brook in Stony Brook, N.Y.

About Inovio Pharmaceuticals, Inc.

Inovio is taking immunotherapy to the next level in the fight against cancer and infectious diseases. We are the only immunotherapy company that has reported generating T cells in vivo in high quantity that are fully functional and whose killing capacity correlates with relevant clinical outcomes with a favorable safety profile. With an expanding portfolio of immune therapies, the company is advancing a growing preclinical and clinical stage product pipeline. Partners and collaborators include MedImmune, Roche, University of Pennsylvania, DARPA, GeneOne Life Science, Drexel University, NIH, HIV Vaccines Trial Network, National Cancer Institute, U.S. Military HIV Research Program, and University of Manitoba. For more information, visit www.inovio.com.

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This press release contains certain forward-looking statements relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines, our expectations regarding our research and development programs and our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, including safety and efficacy for VGX-3100 and INO-3112, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, our ability to support our broad pipeline of SynCon® active immune therapy and vaccine products, our ability to advance our portfolio of immune-oncology products independently, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, our ability to enter into partnerships in conjunction with our research and development programs, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2014, our Form 10-Q for the quarter ended September 30, 2015, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.